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                                                                 Exhibit 5.1



                          REED SMITH SHAW & MCCLAY LLP

                                435 Sixth Avenue
                       Pittsburgh, Pennsylvania 15219-1886
                               Phone: 412-288-3131
                                Fax: 412-288-3063


                                October 13, 1999



Westinghouse Air Brake Company
1001 Air Brake Avenue
Pittsburgh, PA  15148

Dear Sirs:

                  We have acted as counsel for Westinghouse Air Brake Company, a Delaware corporation (the "Corporation"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of the shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), to be issued pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 26, 1999, as amended (the "Merger Agreement"), by and between the Corporation and MotivePower Industries, Inc. This opinion is being furnished pursuant to the requirements of Form S-4 under the Securities Act of 1933, as amended (the "Act").

                  In furnishing this opinion we have examined the Registration Statement, as well as the Joint Proxy Statement/Prospectus included therein (the "Joint Proxy Statement/Prospectus"), to be filed with the Securities and Exchange Commission. We have also examined such other documents, legal opinions and precedents, corporate and other records of the Corporation and certificates of public officials and officers of the Corporation as we have deemed necessary or appropriate to provide a basis for the opinions set forth herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

                  Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

                  (1) The Corporation has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware;

                  (2) The Registration Statement has been duly authorized by all necessary corporate action for the Corporation; and

                  (3) When the Registration Statement has been declared effective under the Act and the shares of Common Stock have been issued and delivered pursuant to the terms of the Merger Agreement, the shares of Common Stock will be validly issued, fully paid and nonassessable.

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REED SMITH SHAW & MCCLAY LLP

                                      -2-

Westinghouse Air Brake Company                                October 13, 1999

                  In rendering the foregoing opinion, we have examined the Delaware General Corporation Law and the federal laws of the United States of America and the foregoing opinions are limited to such laws.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Joint Proxy Statement/Prospectus under the heading "Legal Matters". By giving such consent, we do not hereby admit that we are within the category of persons whose consents are required under Section 7 of the Act.

                  This opinion is being rendered solely for your benefit in connection with the Registration Statement. You may not rely on this opinion for any other purpose without our express written consent. This opinion is rendered as of the date hereof, and we are under no obligation to update it or to advise you of any subsequent event which could affect it. This opinion may not be assigned, quoted or used without our express written consent.

                                           Very truly yours,

                                           /s/ REED SMITH SHAW & McCLAY LLP



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